Exhibit 10.4

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Mr. Robert Dykes
12200 Kate Drive
Los Altos Hills, CA 94022

Re:    Separation Agreement
Dear Bob:
This confidential Separation Agreement is made and entered into as of the date indicated below between VeriFone, Inc., a Delaware corporation, including all of its officers, directors, subsidiaries, affiliates and related entities (collectively “VeriFone”) and Robert Dykes (“You”).
VeriFone and you wish to provide for the separation of their employment relationship and all agreements that may have existed between them, and fully and finally to settle any and all disputes arising out of your employment by VeriFone or the separation of that employment, without any admission of any kind by either party.
Therefore, in consideration of the mutual promises and agreements set forth in this Agreement, VeriFone and you agree as follows:
1.Separation. Effective as of February 28, 2013 (the “Transition Date”), you are no longer expected to report for work at VeriFone. Your official employment termination date will be May 1, 2013 (the “Separation Date”). The time period between the Transition Date and the Separation Date will be considered a “Transition Period”. During the Transition Period, you will not hold any formal position responsibilities and will not be required to report to any VeriFone office. You will retain regular active employee status and receive a base salary of $1.00 per month during the Transition Period.
Notwithstanding the foregoing and in consideration of the consideration you are receiving hereunder, you agree that (i) to the extent VeriFone requires during the Transition Period your time and participation with respect to any transition matters related to your existing duties, that you will assist VeriFone to the best of your abilities; and (ii) to the extent VeriFone requires your time and participation with respect to any VeriFone accounting, litigation, shareholder, regulatory compliance, or third party dispute matters that you may have relevant knowledge of, that you will use your best efforts to assist VeriFone upon VeriFone's request, including making yourself available to VeriFone's attorneys and by acting as a truthful witness for VeriFone. You agree that except as may be required by law or court order, you will not directly or indirectly assist a third party in prosecuting an action against VeriFone.
2.Health Insurance. You and your eligible dependents remain eligible for VeriFone provided health and welfare benefits during the Transition Period. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by VeriFone's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense by converting to an individual policy through the provider of VeriFone's health insurance, if you wish. VeriFone's obligation to continue health and welfare benefits shall commence when you execute this Agreement, and shall cease upon your eligibility to receive other health care benefits, or on your Separation Date, whichever occurs first. You agree to notify VeriFone if you become eligible for other health care benefits during the Transition Period.
3.Accrued Salary and Vacation. On your Transition Date VeriFone will pay you all accrued salary, and all accrued and unused vacation earned through the Transition Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. For purposes of clarification, you will not be eligible for any payments under VeriFone's VIPOR incentive program, and no vacation time will accrue during the Transition Period.
4.Severance Consideration. Subject to your compliance with, and in exchange for, the promises contained in and subject to the other terms and conditions set forth in this Agreement, VeriFone agrees to provide you with the further benefits set forth in this Section. The benefits to be provided are in place of, and not in addition to, payments otherwise provided under your existing severance agreement with VeriFone or any other severance plan or policy of VeriFone.
In exchange for the performance of your obligations hereunder and in exchange for any cash severance that may be owed you under your existing severance agreement, VeriFone agrees to allow your remaining outstanding and unvested equity awards, consisting of award grant numbers 00003798, 00004324, 00005069 and 00005784, to continue to vest under their current vesting schedule during the Transition Period (to and inclusive of the Separation Date) and subject to the terms and conditions of the applicable grant agreement and VeriFone stock plan under which they were granted. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional compensation, severance or benefits after the Transition Date, and that specifically no cash severance will be paid to you.
5.Other Compensation or Benefits. Expense Reimbursements. You agree that, within thirty (30) days of the Transition Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you properly incurred through the Transition Date, if any, for which you seek reimbursement. VeriFone will reimburse you for these expenses pursuant to its regular business practice.
6.Return of VeriFone Property. On your Transition Date, you agree to return to VeriFone all VeriFone documents (and all copies thereof) and other VeriFone property that you have had in your possession at any time, including, but not limited to, VeriFone files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, tablets, cellular phones and other handheld devices), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of VeriFone (and all reproductions thereof) in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information prior to the Transition Date. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of VeriFone, on or before the Transition Date, you must provide VeriFone with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide VeriFone access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.
7.Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Patent and Confidential Information Agreement, including your obligations not to use or disclose any confidential or proprietary information of VeriFone. A copy of your Patent and Confidential Information Agreement is attached hereto as Exhibit A.
8.Confidentiality. You acknowledge that you have had access to confidential company business information (including, but not limited to, future business plans, pricing strategies, marketing plans, customer lists, financial information and personnel information) concerning the business, plans, finances and assets of VeriFone (“Confidential Information”) and which is not generally known outside of VeriFone. For all time, you agree that you shall not, without the proper written authorization of VeriFone, directly or indirectly use, divulge, furnish or make accessible to any person, any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential. You will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information.

Further, you expressly acknowledges that the terms of the section are material to this Agreement, and if you breach the terms of this section, you shall be responsible for all damages and, at the election of VeriFone, the return of all consideration paid hereunder, without prejudice to any other rights and remedies that VeriFone may have.
You acknowledge and agree that the Confidential Information and special knowledge acquired during your employment with VeriFone is proprietary to VeriFone and is valuable and unique, and that breach by you of the provisions of this agreement as described in this section will cause VeriFone irreparable injury and damage, which cannot be reasonably or adequately compensated solely by money damages. You, therefore, expressly agree that VeriFone shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Agreement or any part thereof, in addition to such other remedies legally available to VeriFone. You expressly waive the claim that VeriFone has an adequate remedy at law.
The provisions of this Agreement will be held in strictest confidence by you and VeriFone and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) VeriFone may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former VeriFone employee.
9.Non-Competition: You agree that during the Transition Period, you will not, anywhere in the world, invest in, contribute capital to, raise capital for or directly or indirectly participate in the business or management (as a director, officer, employee, consultant, advisor, agent, representative or otherwise of any Person (including, without limitation, ***) that is engaged in any business that designs, develops, manufactures, markets or sells point-of-sale payment hardware, software or services, including any credit/debit card payment solution and related support services or media advertising solutions, unless both parties agree otherwise in writing. For purposes this section, “Person” shall mean any individual, sole proprietor, general partnership, limited partnership, company, corporation, joint venture, trust, fund, limited liability company, limited liability partnership, association or any other entity; provided, however, that purchasing and owning, directly or indirectly, up to one (1%) of the capital stock or other securities of any corporation or other entity whose stock or securities are traded on any national or regional securities exchange or the national over the counter market and such ownership shall not constitute a violation of this section.
10.Solicitation of Clients, Customers, Etc.: You shall not, at any time during the Transition Period, directly or indirectly, solicit any person who, as of the Transition Date was a client, customer, vendor, consultant or agent of VeriFone to discontinue business, in whole or in part with VeriFone. You further agree that, during the Transition Period, if a client, customer, vendor, consultant or agent of VeriFone contacts you about discontinuing business with VeriFone and/or moving that business elsewhere, you will inform such person that you cannot discuss the matter further and refer such matter to VeriFone's legal department.
11.Solicitation of Employees: You shall not, at any time during the Transition Period, directly or indirectly induce or attempt to induce any employee of VeriFone to leave the employ of VeriFone or in any way interfere with the relationship between VeriFone and any of its employees or, on behalf of yourself or any other person, hire, employ or engage any such person. You further agree that, during such time, if an employee of VeriFone contacts you about prospective employment, you will inform such employee that you cannot discuss the matter further and refer such matter to the VeriFone legal department.
_________________________________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Confidential treatment has been requested with respect to the omitted portions.

12.Nondisparagement. You agree not to disparage VeriFone, or VeriFone's officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.
13.Release of Claims.
(a)General Release. In exchange for consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release VeriFone Systems, Inc., VeriFone, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.
(b)Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with VeriFone, or the termination of that employment; (2) all claims related to your compensation or benefits from VeriFone, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in VeriFone; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Georgia Age Discrimination Act, the Georgia Equal Employment for Persons With Disabilities Code (as amended), the Florida Civil Rights Act, the Florida Human Rights Act, and the California Fair Employment and Housing Act (as amended).
(c)Excluded Claims. Notwithstanding the foregoing, nothing in this paragraph shall release (a) any rights you have under this Agreement; (b) any rights that cannot be waived under applicable state or federal law; (c) any rights you have to file or pursue a claim for workers' compensation or unemployment insurance; or (d) any rights that you have to indemnification (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of VeriFone), any indemnification agreement between you and VeriFone, or any directors' and officers' liability insurance policy of VeriFone. In addition, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other governmental agency, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released in this Agreement.
14.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have forty-five (45) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). You hereby further acknowledge that VeriFone has provided you with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), enclosed herewith.
15.Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
16.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
17.General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and VeriFone with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of VeriFone. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and VeriFone, and inure to the benefit of both you and VeriFone, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me within forty-five (45) days after you receive it. If you do not return this Agreement, signed by you, within forty-five (45) days, this Agreement will expire.
I wish you good luck in your future endeavors.
Sincerely,
VeriFone, Inc.
By: /s/ Dawn LaPlante_______________
Dawn LaPlante
VP, Human Resources

Exhibit A - Patent and Confidential Information Agreement
Enclosure: Disclosure under 29 U.S.C. § 626(f)(1)(H)
Agreed:
/s/ Robert Dykes
NAME

Feb. 1, 2013
Date

Return to:
VeriFone, Inc.
Attn: Dawn LaPlante
3755 Atherton Rd.
Rocklin, CA 95765

Patent and Confidential Information Agreement
enclosed in notification packet